Exhibit 10.16

Execution Copy

September 19, 2008

Conbulk Corporation

c/o Palmosa Shipping Corporation

107 A. Papanastasiou Street

Kastella-Piraeus, Greece 18533

[                                               ]

EMPLOYMENT AGREEMENT dated this 19th day of September, 2008 by and between Conbulk Corporation, a Marshall Islands corporation (the “Company”), and                           , a natural person and a citizen of Greece (the “Executive”), whereby the following are agreed:

By which, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.             The Company. The Company will initially be engaged, directly and/or through subsidiaries, in the ownership, operation and management of feeder sector container vessels trading worldwide, and may in the future engage in the ownership, operation and/or management of cargo vessels in other sectors.

2.             Employment. The Company hereby employs the Executive to carry out for the Company and for any of the Company’s affiliates or subsidiaries (collectively the “Conbulk Group Affiliates”), as directed by the Company, the duties of the Chief Financial Officer (the “CFO”) and the Executive hereby agrees to such employment.

3.             Duration. The duration of the employment shall be for a term of five (5) years, commencing on the Effective Date, as such term is defined in Section 19 below, and ending (unless terminated earlier on the basis of any other provision of this Agreement) on the day before the fifth (5th) anniversary of the Effective Date (such period as it may be extended is referred to as the “Term”).  Thereafter the Term shall automatically renew for successive one year terms, unless the Executive or the Company provides written notice not less than ninety (90) days prior to the expiration of any such Term of the Executive’s or the Company’s intent not to renew for a successive one year Term.  Notwithstanding the foregoing, the Term shall terminate if any party terminates the Executives employment hereunder in accordance with the terms of Section 9, below.

4.             Duties.

(a)               The Executive shall exercise such duties, responsibilities and authority normally incident to the office of the CFO of the Company using all his experience, resources and due diligence. The Executive represents that he is fully qualified, without the benefit of any further training or experience to perform the duties customarily incident to such services. The Executive shall report to the Board of Directors of the Company (the “Board”) about the affairs of the Company and the Conbulk Group Affiliates with which he deals, in such manner and at such times as may from time to time be requested by the Board. The Executive’s duties and responsibilities hereunder shall always be subject to the policies and directives of the Board as communicated from time to time to the Executive.

(b)               The Executive shall serve in a managerial position, and is expected to provide services commensurate with the high level of service provided by the Company and the importance of the Executive’s position.  During the Term of the Agreement, the Executive shall be expected to devote the necessary time and attention to the business and affairs of the Company and use his reasonable best efforts to faithfully perform his duties and responsibilities to the Company and the Conbulk Group Affiliates.

(c)               It is the role of the Executive to inform the Board, and to carry out the Board’s instructions, regarding all matters falling within the Executive’s responsibilities. In order to properly carry out this job, the Executive will have the authority to direct the actions of other employees and such employees will report directly to the Executive.

5.             Titles – Right of Signing. The granting by the Company and/or the Conbulk Group Affiliates to the Executive of any title and/or right and/or authority to represent the Company and/or the Conbulk Group Affiliates is made only and exclusively for serving the business needs of the Company and/or the Conbulk Group Affiliates.

6.             Remuneration (Salary) of the Executive. The Executive’s base salary shall be Euro [                 ] per month, the Executive undertaking to pay corresponding taxes, if any.  The base salary shall be subject to review and increase by the Board or by an appropriate committee of the Board on an annual basis.  Such above agreed monthly salary of the Executive shall be paid to it monthly at the end of each calendar month.

7.             Additional Compensation and Fringe Benefits.

(a)               In addition to the base salary set forth in Section 6 above, the Executive will be entitled to the following at no cost to the Executive:

(i)            eligibility to participate in all benefit programs of the Company as from time to time are made generally available to other senior executive officers of the Company or the Conbulk Group Affiliates on a basis no less favorable than as provided to any other senior executive;

(ii)           an additional non-discretionary annual cash payment in an amount equal to two month’s salary of the year in which paid.  Such amount shall be paid in accordance with applicable Greek Labor law, as such law may be amended from time to time, and which as of the date hereof provides for payment in the following manner:

(A)          an amount equal to one month’s salary payable on or prior to the Christmas holiday;

(B)           an amount equal to one half of one month’s salary payable on or prior to the Greek Easter holiday; and

(C)           an amount equal to one half of one month’s salary payable in the Month of June;

(iii)          Coverage under an appropriate Directors’ and Officers’ liability insurance in accordance with the Company’s insurance plan for directors and officers;

(iv)          Vacation periods to be credited and taken in accordance with the Conbulk Group’s policy, from time to time in effect, of four (4) weeks per annum, pro rated for any calendar year in which the Executive is not employed pursuant to this agreement for the entire year; and

(v)           stock options and other equity grants from time to time pursuant to an equity incentive plan which may be adopted by the Company, in accordance with the terms and conditions thereof on a basis no less favorable than provided any other senior executive of the Company.

8.             Expenses. The Company shall reimburse the Executive for all reasonable out-of pocket expenses, including travel, incurred in the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement guidelines, as they may be amended from time to time.

9.             Termination.

(a)               This Agreement may be terminated in the following manner:

(i)            at the end of the Term in the manner provided in Section 3 of this Agreement;

(ii)           by the mutual agreement of the parties, at any time;

(iii)          by the Company at any time with Cause as provided under (b) of this Section 9, below;

(iv)          by either party for any material breach of its respective terms and provisions by the other party.

(b)               It is expressly agreed that any of the following shall constitute Cause permitting termination by the Company:

(i)            Unreasonable refusal by the Executive to perform his duties, as fixed from time to time by the Board, unless such duties are diminishing his managerial status or there is an unreasonable, unilateral adverse change in the terms of his employment;

(ii)           Infringement of the obligation of confidentiality and the obligation of non competition, as below described, and the infringement of the duties and prohibitions mentioned below in Sections 10, 11 and 12; or

(iii)          Engagement in unacceptable activities including by way of indication and not limitation (A) willful or deliberate failure to perform Executive’s duties, (B) material breach of the terms of this Agreement, (C) dishonesty, willful misconduct or fraud in connection with the performance of Executive’s duties, or in any way related to the business of the Company or the Conbulk Group Affiliates; (D) conviction of any crime involving moral turpitude, (E) engaging in conduct materially injurious to the business, reputation or goodwill of the Company or the Conbulk Group Affiliates.

(c)               The employment shall cease if the Executive dies or becomes permanently disabled. In the event that the Executive’s employment ceases because of his death or disability during the Term of this Agreement, subject to the terms of subparagraph (e) of this Section, the Executive (or his heirs and estate) shall be entitled to receive any payments that have been earned and are due and payable as of the termination date, but have not yet been paid.  For purposes of this Agreement permanent disability shall be mean the Executive’s inability to perform his duties and responsibilities as contemplated under this Agreement for a period of more than 180 consecutive days, or for a period aggregating more than 240 days, whether or not continuous, during any 360-day period, due to physical, mental, or emotional incapacity.

(d)               In the event that the Executive’s employment is terminated without cause, other than in accordance with subparagraph (c) of this Section 9, or there is a material breach by the Company of the terms of this Agreement, giving the right of resignation to the Executive, the Executive shall be entitled to a lump sum compensation payable upon termination in an amount equal to two times the annual base salary received pursuant to Section 6, above, of the full fiscal year immediately preceding the date of termination. The Executive shall further be entitled to receive for a period of twelve (12) months following the date of termination all insurance coverages and other benefits (other than cash compensation) to which the Executive is entitled immediately prior to the date of termination pursuant to Section 7 of this Agreement.  It is clearly understood that the above payments are over and above any other grants that the Executive is entitled to under the Company’s equity incentive plan. The parties consider that the above amounts are reasonable and in line with the position of the Executive and his participation in the creation of the Company. The Executive shall be entitled to the above payments provided that he is not in default of his obligations hereunder.

(e)               The Executive agrees that no payment shall be made to him (or his heirs and estate) pursuant to subparagraphs (c) or (d) of this Section unless he (or his heirs and estate) executes and does not revoke a release in a form reasonably satisfactory to the Company and its counsel in favour of the Company and/or the Conbulk Group Affiliates and all related entities and each of their current and former officers, directors, employees and agents from any and all claims related to the Executive’s employment or the termination of the Executive’s employment permitted to be released by applicable law.

10.           Representations by the Executive. The Executive represents and warrants the following:

(a)               Neither the execution and delivery of this Agreement by the Executive, nor the consummation of the transactions contemplated hereby by the Executive, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to the Executive.  The Executive is not in breach of any agreement requiring it to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete or interfere with any prior employer, and that neither the execution of this Agreement nor the performance by the Executive of his obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement to which the Executive is a party or to which the Executive may be subject;

(b)               The Executive is not the subject of any investigation by his current employer and is not a party in any litigation or arbitration proceeding related in any way to his current or prior employment; and

(c)               This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

11.           Confidentiality. Except as directed in writing, the Executive will not disclose or use at any time, either during the period of this Agreement or thereafter, any Confidential Information (as defined below) of which he is or becomes aware, except to the extent required by applicable law. The Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. As used in this Agreement, the term “Confidential Information” means information relating to the vessels of the Company and/or the Conbulk Group Affiliates that is not generally known to the public or that is used or developed by the Company and/or the Conbulk Group Affiliates including, without limitation, all products and services, fees, costs and pricing structures, financial and trading information, accounting and business methods, analyses, reports, data bases, computer software (including operating systems, applications and program listings), manuals and documentation, customers and clients and customer and client lists, account files, travel agents and travel agent lists, charter contracts, salesmen and salesmen lists, technology and trade secrets and all similar and related information in whatever form relating to the business of the Company and/or the Conbulk Group Affiliates, provided however, that the Executive may disclose or use Confidential Information at the direction of the Company.

12.           Obligation of Faith and Non – Competition; Corporate opportunities.

(a)               The Executive, during the Term of this Agreement and for a period of twelve (12) months following the Term of this Agreement, shall not acquire interests or assume obligations, and shall not activate itself or participate under any legal form and in any capacity (whether as an employee, director, officer, partner, investor, advisor, consultant or otherwise), either directly or indirectly, for his own account or for the account of another person or legal entity, in any business activity relating to the feeder container vessel sector or such other sector or sectors as the Company or the Conbulk Group Affiliates may be engaged in the future, without express specific written permission of the Company, provided, however, that nothing contained in this Agreement shall be deemed to preclude the Executive from:

(i)            engaging, consistent with his duties and responsibilities hereunder, in charitable, educational or community affairs, including serving on the board of directors of any charitable, educational or community organization;

(ii)           managing his personal passive investments;

(iii)          upon approval of the Board, which approval shall not be unreasonably withheld, from serving as a director of another company (other than a company operating in the feeder container vessel sector); or

(iv)          engaging in other business activities that do not conflict with his duties to the Company and/or the Conbulk Group Affiliates.

(b)               The Executive recognizes that due to the nature of his work he has an increased obligation of good faith. More specifically:

(i)            No publications, conferences, declarations, etc., having to do with the Company or the Conbulk Group Affiliates or any other related companies shall be made by the Executive without the previous written permission of the Board or the Executive Committee unless in the ordinary course of business and in order to further the Company’s goals;

(ii)           The Executive shall handle with honesty and care all monetary sums, titles, checks, etc., that would come to his possession or administration in his capacity as an Executive of the Company;

(iii)          The Executive must at all times behave in a manner that shall not offend the business image and fame of the Company or the Conbulk Group Affiliates;

(iv)          The Executive shall inform the appropriate officers of the Company about any illegal act or irregularity that comes to his actual knowledge;

(v)           The Executive must abstain from any act which would create, or that could be interpreted to create, liens towards third parties to the detriment of the interests of the Company or the Conbulk Group Affiliates; and

(vi)          The same obligations of the Executive apply towards the Conbulk Group Affiliates as well as the Company, whether expressly spelled out above or not.

(c)               The Executive further agrees, during the Term of this Agreement and for a period of twelve (12) months following the Term of this Agreement, not to:

(i)            with respect to deals or transactions under consideration at the time of termination of the employment, solicit, induce or encourage any existing or potential client or counterparty of the Company and/or a Conbulk Group Affiliate to forego the proposed deal or transaction or to consummate the deal or transaction instead with another firm, company, business, partnership or enterprise, whether the Executive is employed by that entity or not;

(ii)           hire, solicit, recruit, induce, procure or attempt to hire, solicit, recruit, induce or procure, directly or indirectly, any person who is an employee of the Company or a Conbulk Group Affiliate or who was such an employee at any time during the final year of the Executive’s employment;

(iii)          assist in hiring any such person by any other individual, sole proprietorship, firm, company, business, partnership, or other enterprise; or

(iv)          encourage any such person to terminate his or her employment, without the express written consent of the Company.

(d)               The Executive acknowledges that the foregoing limitations are reasonable under the circumstances and represents that the fulfillment of the obligations by the Executive set forth in this Section shall not cause to the Executive any substantial economic hardship or render the Executive unemployable.

(e)               The Executive agrees not to take personal advantage of any business opportunities relating to the ownership or operation of container vessels in the feeder sector, or such other shipping sector in which the Company or the Conbulk Group Affiliates may then be engaged, which arise during the Term of this Agreement which could reasonably be expected to be business opportunities that the Company or a Conbulk Group Affiliate might pursue.  The Executive further agrees to disclose all such opportunities and the material facts attendant thereto, to the Board for consideration by the Company.

13.           Change of Control.

(a)               In the event of a “Change in Control”, during the Term, the Executive has the option to resign from his positions with the Company within six (6) months following such Change in Control, and shall be eligible to receive the payment specified in sub-paragraph (b), below, provided that the conditions of said paragraph are satisfied. If the Executive resigns from employment with the Company, the Executive shall also promptly relinquish his position as a director or officer of the Company and/or of any Conbulk Group Affiliate.

(b)               If the Executive resigns within six (6) months following a Change of Control and has not received the lump sum compensation payable pursuant to Section 9(d) of this Agreement, then the Executive shall receive a lump sum payment payable upon termination equal to two times the annual base salary received with respect to the most recent fiscal year immediately preceding the Executive’s resignation pursuant to this Section 13. Receipt of the foregoing shall be contingent upon the Executive’s execution and non-revocation of a release of claims in favor of the Company and the Conbulk Group Affiliates in a form that is reasonably satisfactory to the Company and its counsel.

For purposes of this Section 13, a “Change of Control” shall be deemed to have occur upon any of the following:

(i)            the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets, other than a disposition to any Conbulk Group Affiliate that does not result in a change in the equity holdings of the Company;

(ii)           the adoption by the Company’s Board of a plan of liquidation or dissolution;

(iii)          The consummation of any transaction in which any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or a Conbulk Group Affiliate (or any entity which the Company or a Conbulk Group Affiliate directly or indirectly controls (as defined in Rule 12b-2 under the Exchange Act)), acquires the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the outstanding voting stock of the Company;

(iv)          the Company consolidates with, or merges into, any person (other than any Conbulk Group Affiliate), or any such person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding common shares are converted into or exchanged for cash, securities or other property, or receive a payment of cash, securities or other property, other than any such transaction where the Company’s common shares that are outstanding immediately prior to such transaction are converted into or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person immediately after giving effect to such issuance; or

(v)           the first day on which a majority of the members of the Board of Directors consists of individuals other than “Incumbent Directors”, which term means for purposes of this Agreement, the members of the Board of Directors on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

14.           Notices. Every notice, request, demand or other communication under this Agreement shall:

(a)           be in writing delivered personally or by courier or by fax or shall be served through a process server;

(b)           be deemed to have been received, subject as otherwise provided in this Agreement in the case of fax upon receipt of a successful transmission report (or –if sent after business hours- the following business day) and in the case of a letter when delivered personally or through courier or served at the address below; and

(c)           be sent:

(i)            If to the Company, to:

Conbulk Corporation

c/o Palmosa Shipping Corporation

107 A. Papanastasiou Street

Kastella-Piraeus, Greece 18533

Attn: [                                      ]

email: [                                                       ]

with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attn: Derick Betts, Esq.

Facsimile:  212-480-8421

email: betts@sewkis.com

(ii)           If to the Executive, to:

[                                                               ]

c/o Conbulk Management

107, Alex. Papanastasiou St

Piraeus 185 33, Greece

email: [                                                      ]

or to such other person, address or telefax, as has been provided to the relevant party to the other party to this Agreement and such notification shall not become effective until notice of such change is actually received by the other party. Until the other party has received notice of such change, any notification to the above addresses and fax numbers are agreed to be validly effected for the purposes of this Agreement.

15.           Indemnification.  The Company shall indemnify the Executive, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost and expenses of legal counsel, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or of a Conbulk Group Affiliate.

16.           Amendments to this Agreement. No modification, alteration or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed on behalf of each of the parties. The headings in this Agreement do not form part thereof and have been included for convenience only.

17.           Rights under the Law. Nothing in this Agreement will deprive any party from having or exercising any of its rights under the law, unless they may be lawfully waived and have been waived by the terms of this Agreement.

18.           Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which when executed shall be deemed to be an original and all of such counterparts together shall constitute but one and the same instrument.

19.           Effectiveness. This Agreement will only come into effect immediately after the consummation of the merger (the “Merger”) of the Company and Arcade Acquisition Corp., a Delaware corporation, (the “Effective Date”).  If the Merger shall not have occurred prior to 11:59 p.m. New York time, on January 30, 2009, this Agreement shall be null and void and shall have no further affect on any party hereto.

20.           Entire Agreement.  This Agreement constitutes the entire and only agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, undertakings, arrangements, understandings or statements of any nature made by the parties or any of them whether oral or written with respect to such subject matter.

21.           Governing Law and Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with Greek Law.

(b)           The parties hereby irrevocably submit to the exclusive jurisdiction of the Courts of Athens, Greece, in connection with any dispute which may arise out of or is related to this Agreement.

[Signature page follows]

AS WITNESS the parties signed the present document the day and year first above written.

Conbulk Corporation

By
Name:
Title:

ACCEPTED AND AGREED TO:

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[Signature page to [                  ]  employment agreement]